Exhibit 99.1

Leaf Group Names Brian Gephart Chief Accounting Officer

Former Chief Accounting Officer of JH Capital Group and PricewaterhouseCoopers Accountant

Brings Broad Range of Financial Experience to Leaf Group’s Management

SANTA MONICA, CA (June 3, 2019) — Leaf Group today announced that it has named Brian Gephart as its Chief Accounting Officer. Formerly of JH Capital Group and PricewaterhouseCoopers, Gephart brings extensive expertise in technical accounting and financial reporting. He will oversee Leaf Group’s accounting team and be responsible for the financial and accounting process.

“I am extremely pleased to have Brian join the Leaf Group team,” said Jantoon Reigersman, Chief Financial Officer of Leaf Group. “Brian’s extensive and diverse finance-related experience that spans technical accounting, compliance and public reporting makes him uniquely suited for our Chief Accounting role here at Leaf Group.”

Gephart most recently served as Chief Accounting Officer for JH Capital Group, a diversified specialty finance company providing a wide array of solutions for consumers and businesses across a broad range of assets. Prior to JH Capital Group, Gephart spent six years as a Director at PricewaterhouseCoopers specializing in Capital Markets & Accounting Advisory Services, where he advised a variety of private and public companies on capital market transactions, M&A and financial reporting and accounting matters. Gephart earned his bachelor’s degree in Accounting from Hilldale College, his MBA from DePaul University, and is a Certified Public Accountant.

About Leaf Group

Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com.

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Investor Contacts

Jantoon Reigersman

310-917-6413
IR@leafgroup.com

Shawn Milne

415-264-3419

shawn.milne@leafgroup.com